Exhibit 99.1

Hooper Holmes Announces Second Quarter 2014 Results

OLATHE, Kan.--(BUSINESS WIRE)--August 12, 2014--Hooper Holmes (NYSE MKT:HH) today announced financial results for the second quarter ended June 30, 2014.

Pursuant to the previously announced agreement with Clinical Reference Laboratory, Inc., the second quarter operating results of the Company's Heritage Labs and Hooper Holmes Services businesses are accounted for as discontinued operations in the Company's consolidated statements. For the first time, the Company is reporting consolidated revenues and costs of sale for Health & Wellness operations on a stand-alone basis.

Consolidated revenues totaled $6.7 million for the second quarter of 2014, representing an increase of $2.3 million, or 53.8%, from the second quarter of 2013. The Company recorded a net loss of $2.8 million, or $(0.04) per share, for the second quarter of 2014, as compared to a net loss of $5.0 million, or $(0.07) per share, for the second quarter of 2013. The net loss for the second quarter of 2014 includes losses incurred in the discontinued operations and $0.4 million of transition costs associated with consolidating operations in Olathe, KS.

The Company's revenue increase is primarily due to an increased number of screenings. Health & Wellness operations performed 37.3% more health screenings in the second quarter of 2014 compared to the same period of 2013. Revenue increases were also driven by annual contractual price adjustments related to a long-term clinical study contract.

Sales, General and Administrative (SG&A) expenses for the three-month period ended June 30, 2014 decreased $0.5 million to $4.0 million compared to the prior year period. The decrease is due to reduced corporate headcount and lower professional and consulting services. SG&A expenses include one-time costs of $0.4 million associated with the transition of the Company’s headquarters from New Jersey to Olathe, KS.

On April 16, 2014 Hooper Holmes announced a strategic alliance with Clinical Reference Laboratory, Inc. (“CRL”), under which CRL will become the Company's exclusive provider of laboratory testing services and Hooper will become a member of CRL’s preferred provider network for wellness programs. CRL will acquire certain assets comprising the businesses of Heritage Labs and Hooper Holmes Services in a transaction that is expected to close on or before September 2, 2014. Accordingly, the assets to be sold to CRL now qualify as assets held for sale.

As of June 30, 2014, cash and cash equivalents totaled $3.1 million, with no borrowings outstanding under the Company's credit facility, and working capital of $6.0 million.

On August 7, 2014 the Company closed the sale of its New Jersey property with a purchase price of $3.0 million, resulting in $2.54 million of net cash proceeds.

Commenting on the 2014 second quarter, Henry E. Dubois, President and CEO of Hooper Holmes, stated: "Our first half year-over-year revenue growth positions us well for continued Health & Wellness growth. Reporting Health & Wellness revenues and costs of sale on a stand-alone basis now provides clarity on our core business performance. We expect transition costs related to exiting the Life Insurance sector to end by the fourth quarter 2014, completing our transformation to a stand-alone Health & Wellness business."

Mr. Dubois continued, "We expect to conclude our strategic alliance with CRL by September 2nd and are now completing the necessary operational integration prior to close. Our Company has a clean balance sheet with no debt, and access to capital. We are continuing to focus on long-term strategy, and on delivering shareholder value.”

Conference Call

The Company will host a conference call today, August 12, 2014, at 7:30 am CT / 8:30 a.m. ET to discuss second quarter 2014 results. A slide presentation accompanying management’s presentation is available on the Company's website.

To participate in the conference call, please dial 888-576-4387, or internationally 719-325-2464, conference ID: 6519789 five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 11:30 a.m. ET on August 12, 2014 until midnight ET on August 19, 2014, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 6519789.

About Hooper Holmes

Hooper Holmes, Inc. mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, insurance companies, employers, government organizations and academic institutions.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are the timing for completion of and our ability to realize the expected benefits from the transaction with Clinical Reference Laboratory; our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; our expectations regarding our operating cash flows; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Revenues	$6,679	$4,344	$13,977	$9,727
Cost of operations	4,529	3,137	10,171	6,870
Gross profit	2,150	1,207	3,806	2,857
Selling, general and administrative expenses	4,038	4,556	8,407	9,005
Restructuring charges	-	305	92	305
Operating loss from continuing operations	(1,888)	(3,654)	(4,693)	(6,453)
Other expense:
Interest expense	(1)	(25)	(3)	(26)
Interest income	1	1	2	4
Other (expense) income, net	(50)	(81)	(94)	(94)
	(50)	(105)	(95)	(116)
Loss from continuing operations before income taxes	(1,938)	(3,759)	(4,788)	(6,569)
Income tax expense	5	4	10	9
Loss from continuing operations	(1,943)	(3,763)	(4,798)	(6,578)

Discontinued operations:
Adjustment to gain on sale of Portamedic and subsidiary	-	75	(150)	75
Gain (loss) from discontinued operations, net of tax	(870)	(1,314)	(550)	(1,059)
Loss from discontinued operations	(870)	(1,239)	(700)	(984)
Net loss	$(2,813)	$(5,002)	$(5,498)	$(7,562)

Loss per share
Continuing operations:
Basic	$(0.03)	$(0.05)	$(0.07)	$(0.09)
Diluted	(0.03)	(0.05)	(0.07)	(0.09)
Discontinued operations:
Basic	(0.01)	(0.02)	(0.01)	(0.01)
Diluted	(0.01)	(0.02)	(0.01)	(0.01)
Net loss:
Basic	(0.04)	(0.07)	(0.08)	(0.11)
Diluted	(0.04)	(0.07)	(0.08)	(0.11)

Weighted average number of shares:
Basic and diluted	70,586,942	69,845,277	70,499,282	69,840,332

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,137	$3,970
Accounts receivable, net of allowance for doubtful accounts	6,518	8,398
Inventories	574	596
Other current assets	1,788	1,597
Assets held for sale	1,866	2,302
Total current assets	13,883	16,863

Property, plant and equipment, net	2,781	2,953
Other assets	864	1,830
Total assets	17,528	21,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	3,833	3,440
Accrued expenses	4,095	4,036
Total current liabilities	7,928	7,476

Other long term liabilities	1,395	870

Commitments and contingencies

Stockholders' equity:
Common stock	2,835	2,815
Additional paid-in capital	150,618	150,235
Accumulated deficit	(145,177)	(139,679)
	8,276	13,371
Less: Treasury stock at cost	(71)	(71)
Total stockholders' equity	8,205	13,300
Total liabilities and stockholders' equity	$17,528	$21,646

CONTACT:
Hooper Holmes
Henry E. Dubois, 913-764-1045
President and CEO
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400